Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tyra Biosciences, Inc. 2020 Equity Incentive Plan, Tyra Biosciences, Inc. 2021 Incentive Award Plan, and the Tyra Biosciences, Inc. 2021 Employee Stock Purchase Plan of Tyra Biosciences, Inc. of our report dated May 28, 2021 (except for the last paragraph of Note 12, as to which the date is September 9, 2021), with respect to the financial statements of Tyra Biosciences, Inc. included in its Registration Statement (Form S-1 No. 333-258970), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 15, 2021